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                                                                    EXHIBIT 99.2


NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                                Murphy A. Bourke
Chief Executive Officer                               Vice President - Marketing
(504) 872-2100                                                    (504) 524-8518
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FOR IMMEDIATE RELEASE
NOVEMBER 1, 1999


                         GULF ISLAND FABRICATION, INC.
                      ANNOUNCES FORMATION OF SUBSIDIARY TO
                     DEVELOP DEEP WATER PRODUCTION SYSTEMS

     GULF ISLAND FABRICATION, INC., HOUMA, LOUISIANA (NASDAQ: GIFI) announces that it has formed Deep Ocean Services, L.L.C., a wholly owned subsidiary, to develop and market deep water oil and gas production structures, including MinDOC, the deep water floating production concept that the Company has a proprietary interest in.

     "We are implementing a new concept with Deep Ocean Services," said Kerry Chauvin, Gulf Island Fabrication's chief executive officer. "We will provide not only the fabrication services but also the financing of these structures. This will give the oil and gas exploration and production companies creative financing options that will help them to accelerate the development of deep water oil and gas fields."

     "Historically the oil and gas companies used to own and operate their own drilling rigs, supply boats, helicopters, construction and diving services and similar services, all of which have since been outsourced," said Mr. Chauvin. "Up to now, however, they could only purchase drilling and production platforms and operate the platforms themselves. Through Deep Ocean Services we intend to offer to our customers the option of outsourcing the ownership and perhaps the operation of deep water platforms just as they have outsourced so many of the other services they use. We intend to offer various financing alternatives, including construction financing and the leasing of structures on a bareboat charter basis. Depending on customer acceptance of the concept, we may also provide equipment and personnel to operate the structures as well."

     Deep Ocean Services, L.L.C. will be headquartered in Houston, Texas.

     This press release contains forward looking statements involving factors that could cause actual results of Deep Ocean Services, L.L.C. to differ materially from those expressed. These factors include the Company's ability to successfully complete the testing and production of the deep water production systems and to provide financing arrangements acceptable to its customers.
Other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, fabrication of living quarters for offshore platforms, inshore marine construction, and steel warehousing and sales.